Extreme Networks

August 1, 2012
5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the Extreme Networks Q4 2012 financial results conference call.

At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then the zero key on your touch-tone telephone. As a reminder, this call maybe recorded.

I would like to introduce your host for today's conference, John Kurtzweil, CFO. Mr. Kurtzweil, you may begin your conference.

John Kurtzweil:	Thank you, (Michelle). Welcome to the Extreme Networks 2012 fourth quarter conference call. On the call with me today from Extreme Networks is Oscar Rodriguez, President and CEO.

This conference call is being broadcast live over the Internet and will be posted on Extreme Networks' website for replay shortly after the conclusion of the call and will remain available through August 10, 2012, and is being recorded on behalf of the Company.

The presentations and the recording of this call are copyrighted property of the Company and no other recording or reproduction is permitted unless authorized by the Company in writing. This afternoon, Extreme Networks issued a press release announcing the company's financial results for the fourth quarter and total year of fiscal 2012. A copy of the release and the slide presentation of the supporting financial materials are available in the Investor Relations section of the Company's website at www.extremenetworks.com.

This conference call contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company's expectations, regarding its financial performance, strategy, growth of customer demand, development of new products, customer acceptance of the Company's products, customer buying patterns, spending patterns and overall trends in the economic conditions in the Company's markets.

Actual results could differ materially from these projected and in the forward-looking statements as a result of certain risk factors including, but not limited to, a challenging macro economic environment worldwide, fluctuations in demand for the Company's products and services, a highly competitive business environment for network switching equipment, the Company's effectiveness at controlling expenses, including the Company's cost restructuring efforts, the possibility that the Company might experience delays in the development of new technologies and products, customer response to its new technologies and products, the timing of any recovery in the global economy, risks related to the pending or future litigation, and the dependency on third parties for certain components and for the manufacturing of the Company's products.

The Company undertakes no obligation to update this information. For more information about potential factors that affect our business and financial results is included in the Company's filings with the Securities and Exchange Commission. Throughout the conference call, the Company will reference some financial metrics that were derived in accordance with Generally Accepted Accounting Principles, or GAAP, while other metrics are not in accordance with GAAP.

This approach is consistent with how management measures the Company's results internally. However, non-GAAP results are not in accordance with GAAP and may not be comparable to non-GAAP information provided by other companies. Non-GAAP information should be considered a supplement to and not a substitute for financial statements prepared in accordance with GAAP. A reconciliation of the non-GAAP information to the corresponding GAAP measures is in the slide presentation under the Investor Relations tab on our website and accompanying our press release.

Non-GAAP results exclude stock-based compensation, restructuring charges, and litigation settlements. After I review our fiscal Q4 financial results, I will turn the call over to Oscar for an update on the business and our strategies. We will then open up the call for Q&A.

Q4 fiscal 2012 revenue was $87.6 million, which was up $14.3 million or 19 percent sequentially from Q3, and within the guidance provided early in the quarter of $82 million to $90 million. Product revenue was $72.5 million, an increase of $14.5 million sequentially, and service revenue was $15.1 million, a decrease of $0.3 million sequentially. The Americas revenue was $38.2 million and is down 10 percent from Q4 FY '11. Sequentially, the Americas increased 29 percent, more than making back the decline in Q3 from Q2. The Americas were our strongest performing region this fiscal year despite customer delays in some North American opportunities.

EMEA revenue was $36.9 million, which grew 13 percent over Q4 FY '11. On a quarter-over-quarter basis EMEA increased by 17 percent. Asia-Pacific revenue was $12.5 million and decreased by 16 percent compared to the year-ago quarter. Asia-Pacific revenue increased sequentially from Q3 FY '12 by 3 percent. During the quarter, we added new sales leadership in our Asia-Pacific team and we are hiring new account managers and sales engineers in various locations in the region and are already seeing increased quoting activity.

Overall GAAP and non-GAAP gross margins were 56 percent, a slight decline from the third fiscal quarter of 56.4 percent. Product gross margin percentage dropped slightly sequentially, primarily due to a higher mix of campus edge products and a one-off strategic deal. We believe our new products for the data center and supply chain cost reductions will positively impact gross margins moving forward. GAAP operating expenses increased by $4.8 million in Q4 from Q3 and non-GAAP operating expenses increased in Q4 by $4.6 million from Q3 FY '12 to $41.9 million.

The two primary areas that contributed to this increase in expense were higher sales commission expense, in that sales area, related to increased revenue and higher R&D program expense related to the release of some of our new products that Oscar will talk about in a few minutes.

Litigation expense was essentially flat and the remainder of G&A was down approximately $0.7 million. Fourth quarter GAAP operating income was $5.4 million and non-GAAP operating income was $7.1 million, or 8.1 percent of net revenue. Non-GAAP operating income increased sequentially from $4.1 million, or 5.6 percent in Q3 FY '12. This was the result of the leverage in the P&L through the cost reduction efforts and the variable component of expenses that scaled with revenue.

GAAP EPS for Q4 FY '12 was $0.08 per share versus $0.03 per share in the third fiscal quarter and a loss of $0.02 a share in the fourth quarter of fiscal 2011. Non-GAAP EPS for Q4 FY '12 was $0.08 a share versus $0.04 per share in the third fiscal quarter and $0.02 a share in the fourth quarter of fiscal 2011. We have now achieved five consecutive quarters of positive non-GAAP earnings per share due primarily to our improvement in operational efficiencies and cost reductions. Turning to the balance sheet, total cash and investments for the quarter increased $6.3 million to $153.5 million.

Accounts receivable decreased $4.5 million in Q4 and DSO decreased from 57 days in Q3 to 42 days in Q4. Inventory increased by $3.3 million to $26.6 million, as we added inventory related to the product launches of the BDX8, E4G and Summit X440 products. Despite the increase in inventory, days of inventory decreased by 6 days to 72 days of inventory. At this point, I'll turn the call over to Oscar for his comments on recent customer wins with our new products and other market highlights. Oscar?

Oscar Rodriguez:
Thank you, John. And I want to thank all of our investors for joining this call. Fiscal 2012 has been a significant transformation year for Extreme. We have adjusted our cost structures with the expectation of increasing operating income as we grow revenue, and we have focused our marketing to drive higher levels of customer and market awareness to position Extreme as a leading competitor in specific high growth market verticals.

We have delivered new award winning products that we believe are best-of-breed for the markets that they serve, we believe that the combined effects of our refresh products increased awareness and our reduced cost structure, combined with more recent efforts to retool our sales force to attack new and larger opportunities will enable Extreme to drive revenue and market share growth and increasing free cash flow. We have now delivered on five quarters of non-GAAP operating profitability, with year-over-year growth of approximately 190 percent in EPS in FY '12.

We are now focused on adding new experience and skills to our sales teams worldwide to successfully address larger, more complex data center and cloud opportunities. In support of this, in the quarter we added new sales leadership in our Asia-Pacific team and we are hiring additional account managers and sales engineers in various locations in the region. We have also established a data center sales team in North America and are in the process of adding a similar team in EMEA. We hired an experienced leader of global channels and have now consolidated our global channel attack to drive better partner intimacy and focus.

We have also adjusted our sales commission compensation structure to drive a clear focus on increasing new customer wins and we expect this to increase our ability to gain market share. Finally, we are in the process of hiring a new head of worldwide sales and we expect this role to be filled by the end of the current quarter. During the last two quarters, we have successfully delivered the BlackDiamond X8 switch which is part of our Open Fabric product family and is the highest density cloud-scale data center aggregation chassis available in the market.

We have delivered a 4G-ready cell-site router with the E4G product line, and delivered a new line of Intelligent Mobile Edge stackable switches with the Summit X440 portfolio. These products were all introduced on time and are exhibiting high quality and performance, and we are pleased with the initial market traction they are receiving.

In FY '12 we experienced growth in 10G ports of 146 percent over FY '11. With the market for 10G Ethernet estimated by Dell'Oro to grow at 66 percent in calendar 2012, we believe we are growing significantly faster than the market for 10G technology. With this new product portfolio, we expect to grow both the 10G and the 40G markets faster than the market in FY '13.

Turning now to our vertical market attack, we continue to see our focus market attack to drive increased penetration in our selected market verticals pay out. During Q4, the rolling four-quarter percentage of sales into our targeted market verticals is 30 percent on the strength of strong education and mobile service provider sales. In the data center and cloud vertical, we continue to gain initial traction for the BlackDiamond X8 across key markets that included both Internet exchanges and high performance computing.

As I mentioned last quarter, we recently deployed the BDX8 at the London Internet Exchange, which is the fourth largest IXP in the world, and which has significantly recently upgraded their network with the BDX8 product in preparation for the Olympic games.

In addition, we are in the process of deploying the BDX8 products at two other Tier 1 Internet exchanges in Europe. High performance computing is an adjacent market with requirements that demand cloud scale networking solutions.

In Q4, HPC wins included one of the largest global reserve oil companies located in the Middle East which deployed their first fully loaded 40G BDX8 Open Fabric solution. We also deployed the BDX8 at a large US-based international semiconductor manufacturer and Extreme switching is now deployed in critical networks in 23 of the top 25 semiconductor companies in the world.

We also had a major financial institution in Brazil select the BDX8 for their sizable network data center deployment. This was a key data center win against some of our largest competitors and reaffirms the competitiveness of our open fabric solution. Other data center wins also included multi-tenant cloud deployments at Uber, a leading cloud hosting services company in Australia, and a private data center deployment at O'Reilly Auto Parts here in the US.

During the quarter, we also introduced our Software Defined Network strategy, building upon our Open Fabric Data Center architecture and our Extreme XOS network operating system. Extreme has been delivering SDN-like solutions for over five years leveraging Extreme XOS programmability.

We view SDN as a key long-term investment and expect SDN solutions will be deployed in phases based on customer business requirements. We intend to take a leading role in the SDN market and we have augmented our investments in open flow and open sack to set the stage for future deployments. The investment protection and interoperability offered by our SDN approach has received positive coverage by the analyst community.

During the quarter, we announced key ecosystem relationships designed to enable us to realize increasing market and customer access for the data center and cloud vertical. The first two announcements in this space included a joint marketing and technology interoperability agreement with Fortinet for deployment of cloud scale virtualized firewalls in support of managed multi-tenant data centers, and a similar agreement with QLogic, a leader in Fibre Channel technology which provides us with new key Ethernet to Fibre Channel storage area gateway functionality.

We also announced investments in interoperability with NEC in support of their SDN OpenFlow-based controller products. We anticipate expanding our ecosystem architectures in the coming quarters and expand upon this. Our focused data center investments are continuing to gain traction and industry recognition. In May, a 2012 (Infranetics) report placed Extreme Networks as a top five vendor in the 10G Ethernet market, along with Cisco, HP, Dell and IBM. In the 40G market, we are ranked as a top four vendor along with Cisco, IBM and Juniper.

Analyst firm Crehan Research has placed Extreme as the number one vendor in 40G modular shipments and revenue and noted that Extreme had experienced the highest growth rate for 10G top-of-rack switch adoption during the quarter ending March 2012. In April, a Morgan Stanley report recognized our growing momentum in Ethernet switching and in the same month Info-Tech Research rated Extreme as a differentiated campus innovator. Our new BlackDiamond X8 now received awards from ZDNet in China and also from Network Computing in the UK.

Turning now to the education market, we experienced solid growth in education momentum, both in support of K-12 and higher education where we grew revenues by 50 percent in Q4 as compared to our Q3 quarter. Our new Summit X440 products, which became available in Q3 and Q4, saw significant campus education sales momentum above our initial projections. The very quick adoption of the X440 reaffirms our belief that this portfolio offers a key price performance advantage at the new mobile edge and will serve to improve Company product margins in the coming quarters.

Notable education wins included (Tongji) University in China, which is using our switches for their new 10G backbone, the Instituto Salavdoreno de (Buena) in El Salvador, and the Institute of Chartered Financial Analysts in India, and the New College of Durham in the United Kingdom, which was a competitive win against the incumbent Cisco. And in Russia, we began a combined wired and wireless LAN deployment at the Kazan Federal University. Other campus wins included Imagination Technologies in the UK, which is a chip designer for mobile devices, where we won a

LAN refresh versus Cisco and HP based on long-term CCO value as well as performance, scalability and redundancy.

And in Belarus, a network upgrade at the Belarusian Potash Company also was won against Cisco and HP. Setting the stage for future enterprise growth at the recent communication trade show in Singapore, we launched the next phase of our Bring Your Own Device, or BYOD, strategy, which builds upon our Intelligent Mobile Edge announcement of the previous quarter. We also recently deployed a complete wired and wireless solution at JW Pharmaceuticals, which is one of the top three pharmaceutical companies in Korea.

Extending our campus portfolio, we recently conducted a major interoperability demonstration of the new audio/video bridging standard. The new AVB protocol sets the stage for professional audio/video markets to adopt Ethernet as a common transport, much like what is already happening with data and storage in the data center. At the recent InfoComm industry trade show, Extreme switches were used to interconnect pro-AV vendors including Bosch, Harman and Yamaha. The Extreme AVB switch solution leverages our network timing and resiliency expertise and we believe will position Extreme to gain market share in this high growth market.

In the mobility vertical, we continued to experience strong mobile service provider traction during the quarter through our NEP partners based on continued global 3G and LTE deployments. During Q3, we began shipping our E4G cell-site router and in May we announced deployment at PEG Bandwidth, a leading national provider of 4G mobile backhaul infrastructure services for carriers, which offers wholesale cell-site backhaul services, Metro transport solutions and long haul transport services to multiple carriers in the US. This solution, based on a combined Extreme Networks and Ekinops Optical offering provides PEG with a cost effective and high performance mobility backhaul and connectivity service network.

In addition, we also deployed mobility solutions at service provider UfaNet in Russia, who are using our switching products for 10G aggregation, and we expanded our deployments with Tier 1 service provider SingTel for their carrier service network deployments in Singapore. In summary, Extreme has now completed the Company-wide transformational cost structure changes we planned for FY '12. We have released new award winning products with features that address our targeted market verticals in large high are growth markets, and we continue to build the customer awareness needed to enable our increased participation in customer deals for key vertical markets.

We are now focusing our sales attack for revenue growth which we believe we can increase leverage to the bottom line and drive free cash flow in FY '13. I look forward to updating you all on our progress over the coming year, and now I'll turn the call back over to John for guidance on Q1. John?

John Kurtzweil:
Thank you, Oscar. We target our first fiscal quarter of 2013 revenue will be in the range of $75 million to $82 million. This is a sequentially down quarter and we have taken into account a seasonally weak period, the macroeconomic weakness being seen in the industry, as well as the fact that EMEA is now in the midst of their summer holiday season.

We have also taken a conservative view of Asia-Pacific given the recent management changes and the expected time for new staff to join and ramp to full productivity. We also target that our GAAP EPS will be break-even to $0.03 a share, and non-GAAP EPS for Q4 will be in the range of $0.01 to $0.05 per share. As a reminder, non-GAAP results exclude stock-based competition, restructuring charges and litigation settlements.

We will now open the call for questions. (Michelle), you can start the polling please. Thank you.

Operator:
Ladies and gentlemen, if you have a question at this time, please press the star then the number one on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from the line of Christian Schwab with Craig-Hallum Capital. Your line is open.

Christian Schwab:	Great, thanks for taking my call, and solid recovery in the quarter, Oscar. I have a few questions. What should we assume …

Operator:	I was going to say he queued up right after.

Christian Schwab:	Oh, I'm sorry. All right. I'll continue. John, I have two questions. John, first for you, typically CFOs don't make dramatic shifts down in market cap size of companies that they decide to go be the CFO for. Can you kind of walk us through your thoughts on your movement from Cree to Extreme Networks?

John Kurtzweil:
Sure. I had a lot of fun at Cree. I helped Cree in a transition from being a company about the same size as Extreme, and their revenue projections, I think, this year are going to be over $1 billion and I had fun doing that. And what I was looking at was looking at doing that again and getting back involved in a more hands-on way in the business. So Extreme offered that opportunity and I'm looking forward to it, and I've been here slightly over a month now and have enjoyed it and see a lot of opportunity and potential.

Christian Schwab:
Great. And then, Oscar, I guess, maybe a slightly tougher question, but how do you plan specifically to increase your earnings results over the next two to three years? And the reason I ask is we have been sitting here for the last four years at a similar revenue range, plus or minus, and so we can either - the way I see it, aggressively reduce costs from here, which it sounds like we are going to try to get a little bit fatter in the near term for near-term new product opportunities. We could do a significant stock buyback, given you have ample cash, or we can sell more of these refreshed products. How do you see you driving increased earnings results?

Oscar Rodriguez:	OK. So since you mentioned stock buyback, I'm assuming you're referring to EPS, right, so lowering the denominator might increase EPS.

Christian Schwab:	Right, even though we don't grow the business.

Oscar Rodriguez:
Right, exactly. First, let me focus on growing the business and growing the actual earnings line, so regardless of the denominator it's growing. So it is the latter. You mentioned three options there. It's really the latter. If our cost structures are going up a bit, it's only because I'm retooling the sales team and hiring A players costs a little bit more than potentially some of the guys that we've had on board. So I understand that incrementally that might go up a little bit.

It is - it's typically an investment that pays dividends in the short term because salespeople come on board, they bring Rolodexs, they bring customer knowledge and access and experience and as a result of that, over the sales cycle, which the sales cycles for our data center products are six to nine months, over six to nine months we should begin to see some traction coming from the salespeople.

So that's one aspect, which is bringing in new salespeople that can address the specific markets we are working on and that will - and taking advantage of the fact that we have had a down Q3 as an example and removing the low performers in favor of those that can bring sales productivity as an important aspect of what we already have been doing. Adding the new skill sets and new data center sales, overlay sales team I have put in place and they are targeted with named accounts so they are going after the ones that we want to go in to make sure that we start driving that traction.

The new product portfolio does two things for us. One is, it lowers the cost structure of the product sets, so the refresh X440 product, as an example, boosts the margin of even campus products so we are not suffering from the older cost structures of the older products that were under fire from the aggressive pricing that may be going on in different areas in the campus, depending on how aggressive some of the competitors are. So that product helps us to boost our margins as we roll those products out and we have seen unprecedented, or let me say, higher demand for those products than even what we had anticipated, which is great.

It's a good product at a good price and it fits what campuses need around the world, and I'm glad to see that. And so that should help to give us a little more margin from that standpoint, which should drive a little bit better earnings based on the same cost structures, or fixed cost structures. The other thing is, in the data center products, specifically, these are larger sales, so in the case of - one example that I use here, a fully loaded 40G product, that's - a pair of those things is $0.5 million sale by itself.

If your salespeople are going to spend a sales day selling a $100,000 deal it's not as lucrative as them spending a sales day to sell a $0.5 million deal that then gets capitalized into much more revenue because that customer will buy more. It's about addressing bigger customers and using your sales base for larger sales and that should help drive the top line which then drives the bottom line.

So I know it's a long answer, but I want you to get the full picture of why I think that retooling the sales team is an important investment, and why I think that we can grow revenue as a result of that.

Christian Schwab:
Great. And then I guess the most important question then is what type of growth rate should we be expecting over the next three years, given the markets that you serve, the growth rates that they have, have refreshed and better products, you're upgrading the sales force. What type of top line growth would you expect, and I don't expect you to give me, a one answer but more of a broad range? Do you believe you're developing and building a Company that can grow 5 percent, 5 percent to 10 percent, 10 percent to 20 percent? What is the type of top line re-acceleration, if you will, that you expect from what you're doing?

Oscar Rodriguez:
Sure. So let me say it this way. I believe that we can grow above - above the market growth rates on the average of all the markets that we serve, and that's because of the retooled products. I think we have - with a retooled sales team and retooled products we can grow and we can win and we have already begun to demonstrate that this quarter. So we will be above the market growth.

A case in point, if you look at the technology from - if you look at the products from a technology sales standpoint, we are growing significantly above the 10G market growth rates that have been estimated by the analysts. We are growing above the 40G, we believe, but we will see when those numbers are actually produced that have been predicted by some of the analysts. So I'm very comfortable saying that we will grow above the market. Now, what is the market going to grow at?

I think we all understand what the macroeconomic environment is, I think we all understand how difficult it is to call the ball on that, so I don't feel comfortable pegging a specific number, but I can tell you we can grow above the market. So where there will be deals, we will win more than our fair share.

Christian Schwab:
But just help us out. Everybody has a different expectation of what the different markets are going to grow and it's hard to peg exactly what your mix is in each one of those areas. Do you believe that the average growth of the industries that you serve is 0 percent or 5 percent, what - I understand it's a difficult macroeconomic environment. Let's put that aside and let's say that sometime, let's all cross our fingers as we get back to some normalized world environment. What do you think the market over the next three years, what do you think the average growth rate of your targeted market should grow if things just kind of revert back to some semblance of normality?

Oscar Rodriguez:	You're asking me to speculate a bit?

Christian Schwab:	Yes, we are all in that kind of market.

Oscar Rodriguez:
I hate speculation, right, but let me say this. Remember that we cover - we basically address three different markets, right, so when you address three different markets you're going to have the weighted average effect of that.

Christian Schwab:	Right, and that's what I'm asking for you. You don't have to break out each three if you don't want, but just the blend of the mix that you believe is a realistic normalized growth rate in the world.

Oscar Rodriguez:	OK. So let's take them one at a time. We've got the campus market that's growing at single-digits, mid-single-digits at best. Right? So do I think we can grow above that? Yes.

So is it going to be 20 points? No. Is it going to be high-single-digits, maybe a little better? Yes, could be. I've got good confidence in our products and our ability do that. The mobility marketplace has been growing. I don't know how it's going to continue to grow but it has been growing in the 20s. Right.

So the mobility market is a good market, we have good products for it, so do we think that that component can grow above the market? Yes, I do believe so. The data center market, depending on what part you're looking at the data center market is growing in the 30s or more. Right, so really depends on where you're looking at the cloud or looking at high performance computing, et cetera.

So when I look at all of those things, it's a weighted average of all of those things and I really have not pegged a specific three-year growth rate because it's so difficult to call the variabilities of these markets and on top of that, where the macroeconomic environment is going to take us. But if I were to take everything out and say, OK, it's the year 2007, OK, and markets get adopted the way they should, I still believe we can grow above the market and that's probably the best that I can say.

Christian Schwab:	What is your relative mix, remind me, what is your mix between campus mobility and data center today?

Oscar Rodriguez:	OK. So good question, and I'm going to have to ask you to imagine a Venn diagram,

right, because when you sell into an enterprise customer, you're typically selling both a campus and a data center. So a piece of that sale is going to be data center.

There are the pure data center customers like some of the ones that I mentioned here, whether they are high performance computing, Internet exchanges, private data centers or cloud-oriented operators, and I have mentioned all three of those on the script, all of those are pure data center plays, and so when I look at the data center piece that is enterprise plus the data centerpiece that is the pure play data center guys it's roughly about 40 percent of our business is that, right.

That's not something we measure because it's hard to measure, as you can imagine, but I look at the wins of the verticals, and that's why I mentioned that our verticals on a weighted average four-quarter basis, or, excuse me, on a rolling four-quarter basis as we have been measuring it are 30 percent of our business and they continue to grow. And this quarter, they were characterized by heavy education deals because education is - that's the time, the seasonality of the year that they buy. Other times of the year will be characterized by large data center builds.

Other times of the year, they will be characterized by mobility project deployments, by some of our NEPs. So data center, roughly about 40 percent and growing. Does that answer your question?

Christian Schwab:	Yes, and then just pure campus and then pure mobility?

Oscar Rodriguez:
So pure mobility is a little bit easier. So we don't break out all of the pieces of mobility, but if you look at this quarter in Q4, Ericsson was a greater than 10 percent customer, actually they were roughly 12.9 percent, and for the year they were about 12.1 percent. So that plus a few other customers like Motorola and some others that we have that are connected with mobility, mobility being either mobile backbone or backhaul, and backhaul could be fibre-based backhaul or microwave-oriented backhaul. Rolling all that together it's less than 20 percent.

Christian Schwab:	OK. And then the rest would be campus?

Oscar Rodriguez:	Yes, correct.

Christian Schwab:	OK. So I just calculate - so in essence in a normalized market your business should grow double-digits, right? I don't want to put words in your mouth, but if we just back into the math it would be pretty darn close?

Oscar Rodriguez:
I think those are your calculations and, again, I'm - when I look at the macroeconomic environment it's tough for me to say that. All I can say is, I think we can grow above the market whatever that market is.

Christian Schwab:
Great. And then my last question, and I apologize for asking so many in advance, is as we look to the migration, if you will, to OpenFlow and Software-Defined Networks, do you believe that that potential transition is a disruptive change or just an evolutionary change?

Oscar Rodriguez:
I actually think it's a significantly disruptive change when it comes to the brands the customers will purchase from. I think that when customers actually implement, they will look for some evolution in their networks because folks don't like to throw away perfectly good equipment and they like to reuse them as much as they can.

That's why you'll notice that our solutions are actually based on open architectures and open connectivity and interfacing with lots of ecosystem partners that enable customers to have plenty of choices in how they evolve their networks. But the whole concept of SDN and whether it's an open stack type of solution or OpenFlow type of scenario or those combinations and other types of SDN combinations are coming about. The truth is, this is a disrupter to the dominant brands that are out there and that's where customers now are going to begin to have a real choice.

Christian Schwab:	Do you think that lowers your gross margins, or do you believe it just accelerates the markets, or does it do both?

Oscar Rodriguez:	I actually think that it increases the software component of our capabilities and so it will have a positive effect on gross margins.

Christian Schwab:	Awesome. Thank you.

Oscar Rodriguez:	You're welcome. Thank you.

Operator:	Our next question comes from the line of Rohit Chopra with Wedbush. Your line is now open.

Sanjit Singh:	Hi, this is Sanjit Singh for Rohit Chopra. John, welcome to the team.

John Kurtzweil:	Thank you.

Sanjit Singh:
Couple questions. If I'm looking at the geographies and I'm looking at your performance this quarter, which was a pretty solid quarter, how much of it was kind of recovery from a weak quarter or some - whether it's slipped deals that closed, how much of it was improvement in demand? And then relative to your guidance, what are you seeing in the macro, maybe you can walk us through by geographies where are you seeing specific areas of weakness, what areas are strong?

Oscar Rodriguez:
OK. This is Oscar. To be fair to John, let me comment on the bounce back or how much of it was bounce back from Q3 since he wasn't here. There was a bit of bounce back from Q3. There were some deals at the end of Q3 that did not close in time and we were able to close them in April and we had a stronger April.

We had a less back loaded quarter, I can say it that way, than what we had in Q3, and so I think we experienced some of that. Now how much in actual dollars to be honest with you, I'm not sure. But I think that some of it was a little bit of demand that's out there, and the one thing I want to say, and this is pertinent to the looking forward part of this, is that customers are being very careful about how they buy and when they buy.

And even if Q4 there were some deals that we expected to come in in Q4 and instead they came in - they have already come in in Q1. I think that customers are being careful with their budgets. CFOs are sometimes telling their IT guy, well, you might - I might let you spend it, but not yet, but I can't tell you until week 12 whether you can spend it or not. That has a tendency to back load our quarter, as well, because customers may not give us the go signal even though they have selected us until they are ready to actually spend the budget and sign the PO.

So I think that has an effect even moving forward, as well. Let me stop there and see if you have any clarifying questions on that.

Sanjit Singh:
No. That's perfect. And then, Oscar, for you, in terms of like on the executive management level, I think we have one more executive hire to go, but where do you think we are in terms of solidifying the executive management team?

Oscar Rodriguez:
I've looked at our executive management team from a very careful perspective in terms of skills, ability to play as at a team, ability to align to the mission, ability to bring an additive one plus one equals three all the way around. I like to think that I have an executive team that can do that.

Now that doesn't mean that when - as I look at the environment going forward with the changes of the environment may not have a future change, but I think I've got a pretty solid team and I like the fact that our team is - we have not compromised on bringing in A players.

We have gone after the folks that can actually produce and really do a great job for the Company. I will say that John is a case in point in that, right, so I know that the prior speaker asked the question why would you go - why would you take a step down. It may have been a step down in revenue, but I'd like to think it's an equal or better step up in strategy, right?

So from that standpoint, I think we've got folks that are A players in the industry looking at us very carefully to want to join our team, and whether it's an R&D or whether it's in sales, I continue to see folks look at Extreme as a place that they want to come because this is a Company that's got great technology, and with the right ingredients, which I think we have, we can grow some market share.

Sanjit Singh:
Great, and my last question and it kind of has two parts. Is Extreme, do you feel like the Company is getting a seat at the table when it comes to some of these larger deployments? You're making some changes to the sales force, compensation, with the new products; do you feel like you're getting a seat at the table with the right customers?

Oscar Rodriguez:
It's increasing, right, it's not - I'm not going to tell you I have the same seat at the table that Cisco does. I clearly don't. But it's certainly increasing, and as we win some of these wins, we are - people are opening their eyes and saying we want Extreme to also come in and give us a bid. We want to see what those folks have.

I have been very pleased with the traction that we have got and getting a seat at the table with the customers, and I really - it comes down to customers making decisions. You can't win every deal, but you also, if you can win as many deals as you lose then you're a growing share and that's what I want to get to. I want to get to as many deals as I can get to and win as many as I lose, so win 50 percent of them, and from that perspective we should be growing share.

Sanjit Singh:	Is there a way to characterize win rates or displacement rates over some - over the recent couple of quarters?

Oscar Rodriguez:
I can tell you that it's better. I don't have any statistics, but I can tell you it's better. I can tell you that we are displacing incumbents in multiple places in the world. And I mentioned that on my script.

Sanjit Singh:
Great. And this is my final question. The new products that could be ramping, I don't imagine they are 10 percent of sales yet. If they are, please call that out. But is there a time line where you expect this to be a material driver of the business in terms of north of 10 percent of revenues, or 20 percent of revenues?

Oscar Rodriguez:	And you're referring specifically to which one? I'm sorry. I missed the question.

Sanjit Singh:	The new products that you've rolled out.

Oscar Rodriguez:
So actually, so let me give you this statistic. Over the course of the last two years, there's a percentage of revenue that we track, that we track of how much - how much revenue comes from new customers, right? And so that revenue, and I'm going to ask - got it here in a statistics here, over 40 percent of our revenue has come from new customers over the course of the last few years as we bring that - those new products online.

So I'm expecting as these new products mature in the marketplace and we get traction, we should see that and perhaps more. So we are a technology Company, so we are continuously bringing out new technologies in favor of being able to grow market traction and grow revenue. And so we are expecting our new products to contribute heavily into our revenue stream.

Sanjit Singh:	Thank you. Best of luck.

Oscar Rodriguez:	Yes. Thank you.

Operator:	Again, ladies and gentlemen, if you have a question at this time, please press the star then the number one key on your touch-tone telephone.

Our next question comes from the line of Jonathan Kees with Capstone Investments.

Jonathan Kees:	Hi, Oscar, hi, John. How are you guys?

Oscar Rodriguez:	Hey, Jonathan. How are you?

Jonathan Kees:
Great, great. Thanks for taking my questions. If I can, I want to start with some clarifications on what you guys presented. First, it was 30 percent in terms of the verticals revenue for the rolling four quarters, is that correct?

John Kurtzweil:	About 35 percent.

Jonathan Kees:	OK. All right. I had heard 30 percent. So 35 percent. OK.

And then second, I wanted to get some more elaboration in terms of the macroeconomic environment, even in the press release you talked about global uncertainty and stuff like that. The reason why is because for the quarter, if I've got the segmentation here right, you actually grew quarter-over-quarter and year-over-year in EMEA and in Americas which has been relatively stable economically, and in the headlines it's chugging along at a slow rate but at least it's chugging along. You actually decreased your (inaudible) and in Asia-Pacific same thing, I can understand you're still ramping up the sales team, getting an account manager there and all that stuff. All right.

But EMEA which is traditionally has been, it is what's been in the headlines, you actually grew sequentially and year-over-year. So just some better elaboration in terms of what are you seeing geographically for the macro headwinds?

Oscar Rodriguez:
OK. So macro-wise, I'm actually - I feel good about what I'm seeing in the Americas, both North and South America, North and Latin America, I should say, including all of Latin America. We continue to see good traction, we continue to see good pipelines develop, so better confidence there. When I look at EMEA, I think that we understand the environment and we have taken steps to make sure that as we look at our pipelines and as we look at what we think we can derive from that marketplace quarter-by-quarter, I think we've got a pretty good feel.

It's not as good as it was 12 or 18 months ago. I think everyone will say the same thing. But I think we've got a pretty good feel for what we are able to call there. Asia-Pacific is the place where we are probably retooling the most because we have made some leadership changes, so that one carries the most risk for us, but it's also one of our smaller regions. With North America and Europe really being the larger parts of our business, there's some variability in the business, but a lot of the variability really comes from Asia.

Jonathan Kees:	OK. What happened with North America? It was down year-over-year for the quarter. So …

Oscar Rodriguez:
So in North America, again, I think that that reflects a little bit of the deals that are out there. We are winning deals in North America, so I'm not displeased with the momentum we've got, and actually they were ahead of plan for the year. So very pleased with what that team has been able to do. But I understand it's down year-over-year and the Company is down year-over-year, not surprising.

Jonathan Kees:
OK. All right. OK. So looking at the guidance that you've given here, it's basically the same as - it's in the range of Q1 of fiscal 2012. I hear only good things are being said about your new products, you're gaining a lot of traction there. So does that mean that the sales teams are focused on that, and then what's decreasing, what's bringing down everything would be the legacy products, the (non-three) verticals, and that's still the bulk of your revenues? So some more, a reflection of the deal environment possible in Q1?

Oscar Rodriguez:
Yes, just as a reminder, one, we typically have quarterly seasonality that comes to bear, and it's been pretty standard over the course of the last several years with the Company. So I think what you're seeing in Q1 is really a reflection of, coming down from Q4 to Q1 is a reflection of that seasonality. And so if you look at our quarters in general, the even-numbered quarters typically fair better than the odd-numbered quarters, and some of it has to do with customer behavior, some has to do with sales behavior, as well. So at the end of Q4, folks want to bring their number in in order to make sure that they get their accelerators.

Those are - that are ahead of the game. And so there's a tendency to bring deals into Q4, and the summer has its own hiatus which is normal. In Europe, there's a typical hiatus, and this year we have the added effect of the Olympics. So I don't think that it's unusual, I think it's usual for us to see a Q1 that's down from Q4.

Jonathan Kees:	And it sounds like new products are not exempt from that seasonality?

Oscar Rodriguez:	No, because when customers go off on vacation, they go off on vacation regardless of a product we want to sell.

Jonathan Kees:
OK. And if you're - I guess if you're targeting growing faster than the market and if that's the current situation, that you're growing faster than the market, then that seasonality or that market also - that also reflects the state of the market, too, in terms of the market growth?

Oscar Rodriguez:	Yes, that's right.

Jonathan Kees:
OK. All right. One more clarification question, if I can here. The - you're bringing a lot of sales, account managers, sales engineers, especially in Asia-Pacific, so it sounds like sales and marketing is going to go up and you've already, obviously, completed your cost cutting restructuring program from the past.

I guess, are they going to be responsible for selling directly to customers, to direct accounts or are they going to be working directly with your distributors in terms of these salespeople that you're bringing on board?

Oscar Rodriguez:
The salespeople, account managers and SEs we bring on board typically are targeted at the end customer. We do have a channel team, we have a channel team, a global channel leader now that is aligning all of the channel activities. So there's a channel team that works with distributors and resellers to ensure that we are acquiring the right resellers, training them appropriately, making sure that they've got all the materials necessary and understand our programs. So there is a part of our sales team that does that. But the parts that we are hiring are really account managers that are focused on the end customer.

Jonathan Kees:
So you're a majority channel. Most of your sales are from distributors, from VARs and VAT and all that stuff, so that means you're going to grow that segment, that minority segment of your revenues in terms of direct sales?

Oscar Rodriguez:	Oh, no, no. I'm sorry. I don't want to give you that impression. The way our sales team works, which is very similar to the way the other data communication companies work in this industry, is we use our account managers to influence direct touch customers at the end user level.

That drives demand and pull-through through the distribution because distribution and value-added resellers will provide localized support, they provide installation, they provide a lot of things that we don't provide. So it is a push-pull, and so we push into the distributors and push our knowledge and our education and our products get sold through the distributor, but the demand is generated when our account teams touch the end customer.

Jonathan Kees:	OK. All right. That helps with the clarification. Actually, one last clarification question, if I can here. You talked about Ericsson. How many 10 percent customers did you have for the quarter?

Oscar Rodriguez:	10 percent customers for the quarter were three.

Jonathan Kees:
Three. OK. All right. Now on to a bigger questions here. The gross margins are below your long-term operating target there, the range, and I know, Oscar, you talked about, you know, the 440 - X440 and the higher gross margin, and you're going to see some other products that are coming in that are higher gross margin that will bring it up.

I guess, the gross margins guidance for next quarter is flat sequentially. When are we going to start seeing some improvement in terms of - or moving towards the long-term range, your target range, for gross margin? And also operating margins, is that 10 percent goal, 10 percent - excuse me, the double-digit operating margin still the goal for you guys?

Oscar Rodriguez:	So our model is still the goal. Over the course of - we won't see the - we won't see the gross margins hitting our target in Q1 based on our guidance.

Jonathan Kees:	Yes, yes, yes.

Oscar Rodriguez:
Going forward. So going forward we do expect that to improve. In the short term, just to be clear on the impacts to gross margin, so part of it is in Q1 you have lower volume, so there's less absorption. And then the other thing that we are doing in Q1 is we want to win very specific key lighthouse customer deals with the BDX8 and so we win strategic deals and sometimes that dampens our margin a bit. I see that as investments for future growth both in volume and in margin.

Jonathan Kees:	OK. So by the end of the fiscal year, there's a chance at least being pretty close to the long-term target range? I know you're not giving guidance but just in terms …

Oscar Rodriguez:	We are not giving guidance, but we believe that our long-term model is still in effect.

Jonathan Kees:	OK. All right. And then the operating margin target?

Oscar Rodriguez:	The operating margin target still the model, that's our target long term, yes.

Jonathan Kees:	OK. All right.

Oscar Rodriguez:	You will see that as we grow revenue, yes.

Jonathan Kees:	OK. Great. All right. Thanks a lot, guys. I'll step out of queue here. Good luck.

Oscar Rodriguez:	Thank you, Jonathan.

Operator:	We have a follow-up question from Christian Schwab with Craig-Hallum Capital. Your line is open.

Christian Schwab:
Great, thank you. I have just two quick questions. One, can you identify the other two 10 percent customers and their percentages? And then second, can you give us an update on the timing of the sale of the corporate headquarters?

Oscar Rodriguez:
OK. So I'll answer the first one just because I have it in front of me, and so it's - the other two are Westcon, no surprise as a distributor, at 16.8 percent for the quarter, and they are 18.6 percent for the year. ScanSource at 12.9 percent for the quarter, another distributor, and 12.8 percent for the year.

Christian Schwab:	Awesome. And then the corporate headquarters sale?

Oscar Rodriguez:
The corporate headquarters sale by contract is - can happen anywhere between December and June, and there are options that the buyer can take to extend that starting December, and so they can extend it monthly through June.

Christian Schwab:	Great. Thank you.

Oscar Rodriguez:	You're welcome.

Operator:	I'm showing no further questions at this time. I would like to turn the call back over to John Kurtzweil for further remarks.

John Kurtzweil:	Thank you, (Michelle), and thank you, everybody, for participating in the call today, and we look forward to talking to you again at the end of our next quarter. Thank you very much. Goodbye.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This concludes the conference, and you may all disconnect. Thank you and have a great day.

END